Exhibit 1.02

Intuit Inc.

Conflict Minerals Report

For The Year Ended December 31, 2013

This is the Conflict Minerals Report (the “CMR”) of Intuit Inc. (“Intuit”) for the calendar year 2013 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”) prepared by the management of Intuit.

Products Overview

Intuit creates business and financial management software solutions that simplify the business of life for small businesses, consumers and accounting professionals. Its flagship products and services include software products such as QuickBooks®, Quicken® and TurboTax®, which make it easier to manage small businesses and payroll processing, personal finance, and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Demandforce® offers marketing and communication tools for small businesses. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants. Intuit has reviewed the products it distributes and has determined that none of these software products (including software products that are distributed on CDs as well as software products distributed through downloading or as a cloud-based service) contain conflict minerals.

In addition to these core software offerings which account for well in excess of 95% of Intuit’s revenue, Intuit also distributes certain payment dongles that attach to smart phones and tablets and Bluetooth card readers that allow merchants to process credit card payments (the “Intuit Payment Devices”). Based on Intuit’s analysis of the components of these Intuit Payment Devices, Intuit has determined that these products contain tin, tantalum, tungsten and/or gold (the “3TG’s”), which are “conflict minerals” as defined in the 1934 Act. Intuit has further determined that it contracts to manufacture these Intuit Payment Devices and the 3TG’s are necessary to the functionality of these products, and, as a result, Intuit is required to file this CMR under Rule 13p-1.

Due Diligence Investigation

After making the determination that Intuit was required to file this CMR, Intuit undertook a reasonable country of origin determination. Intuit followed the five-step framework laid out by the Organization for Economic Cooperation and Development (“OECD”) in their report “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.”

Company Management Systems

Intuit has established strong company management systems relating to conflict minerals. In January 2013, a dedicated working group was formed, which was comprised of subject matter experts within the Supply Chain organization and Legal teams, and this working group has met regularly since its formation last year. The working group has reported regularly on progress to a disclosure committee of senior executives, including the Chief Financial Officer, Chief Accounting Officer and General Counsel and has also updated the Audit and Risk Committee and Nominating and Governance Committee of the Board of Directors. Management has also developed a Conflict Minerals Policy that is posted at http://about.intuit.com/about_intuit/philanthropy/conflict_mineral_policy.jsp to clearly communicate Intuit’s commitment to developing and maintaining a conflict free mineral supply chain to its suppliers and the public.

Since Intuit contracts to manufacture the Intuit Payment Devices with contract manufacturers that are at least four levels removed from the actual mining of the 3TG’s, Intuit’s country of origin inquiry began with working with its two direct suppliers of the Intuit Payment Devices (the “Tier One Suppliers”) to establish controls and transparency of the 3TG supply chain. Intuit required its Tier One Suppliers to disclose the OEMs that manufacture all of the components in the Intuit Payment Devices, and Intuit required all of the identified OEMs to complete the standardized supply chain survey developed by the Electronic Industry Citizenship Coalition (“EICC”). Intuit has identified 24 OEMs that provide components to the Tier One Suppliers, and of these, 13 OEMs representing 98% of the Intuit Payment Devices distributed have submitted the EICC survey to Intuit.

Identify and Assess Risk in the Supply Chain.

Based on the EICC surveys received, Intuit has determined that the OEM component manufacturers obtain their components from a mix of certified conflict free smelters as well as smelters that have not yet been certified as conflict free. As a result, the primary risk in Intuit’s supply chain is the lack of complete information on the origin of the components and the resulting inability of its Tier One Suppliers to find OEM manufacturers that can certify that the 3TG’s contained in the components utilized in the Intuit Payment Devices are sourced exclusively from certified conflict free smelters.

Design and Implement a Strategy to Respond to Identified Risks

Intuit’s strategy to respond to the identified risks in the supply chain focuses on implementing requirements that its Tier One Suppliers source the components in the Intuit Payment Devices from the EICC’s conflict free smelter list wherever possible. Intuit holds weekly meetings with its Tier One Suppliers to ensure that all of the suppliers in the supply chain are diligently working to get the EICC surveys completed in an accurate and timely manner. Once Intuit received the completed EICC surveys from each of the suppliers in its supply chain, Intuit compared the surveys against the list of smelter facilities which have been identified as “conflict free” by the EICC Conflict Free Smelter program for the 3TG’s used in the Intuit Payment Devices. Intuit is also in the process of amending all of its agreements with these Tier One Suppliers to strengthen the contractual requirements to source from certified conflict free sources.

Carry Out Independent Third-Party Audit of Supply Chain Due Diligence

As permitted under Rule 13p-1, Intuit has not yet had a third party audit its supply chain. However, Intuit has established relationships with several vendors who have expertise in supply chain audits and have indicated that they can, at the appropriate time, conduct a full supply chain audit for compliance with the requirements of the conflict mineral rules promulgated under the 1934 Act.

Report on Supply Chain Diligence

Intuit is committed to full and transparent disclosure of its efforts to ensure that its products contain only conflict free minerals. Simultaneously with the filing of this CMR, Intuit will post the CMR on its website. Intuit will also post any developments with respect to conflict minerals that are material to its business on its website, under the Conflict Minerals Policy tab.

Additional Mitigation Efforts

Intuit is a member of the EICC and has developed procedures consistent with the EICC recommendations for responsible sourcing of conflict minerals, as set forth in the OECD’s report “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.” Intuit also has implemented the best practices that are relevant to its supply chain that have been developed by the EICC - Global e-Sustainability Initiative (GeSI) Conflict-Free Sourcing Initiative. As an active member of the EICC, Intuit will continue to monitor and implement relevant best practices recommendations from the EICC as well as conflict mineral trends that impact Intuit’s business.

In addition, in order to improve on the quality of information provided by its supply chain, Intuit has begun to renegotiate its contracts with its Tier One Suppliers to require these suppliers to certify that each OEM who provides components has certified that the source of origin of all materials in the component is DRC conflict free or, if not, what steps they are taking to determine the country of origin of the conflict minerals. In the event that Intuit’s current Tier One Suppliers cannot make this certification, Intuit will seek out alternative suppliers and will migrate the manufacture of the Intuit Payment Devices to those suppliers that can make the DRC conflict free certification.